Mitek Systems Comments on Preliminary Financial Results For
                      Fiscal Third Quarter 2003

  Fiscal Third Quarter 2003 Results To Be Announced On July 29, 2003

    POWAY, Calif.--(BUSINESS WIRE)--July 22, 2003--Mitek Systems, Inc. (Nasdaq: MITK), a leading developer of automated check imaging and document processing solutions, today announced preliminary financial results for the fiscal third quarter of 2003 ended June 30, 2003. Mitek expects to report revenue of approximately $2.8 to $3.1 million and a net loss of approximately $(900,000) to $(1.0) million.
    Commenting on the third quarter preliminary results, James DeBello, Mitek's President and CEO, said, "Despite our projected loss, we believe our financial position remains strong as evidenced by approximately $1.4 million in cash and no bank debt on our balance sheet.
    "During the quarter we expected bookings to meet our plan. However, due to the continued uncertainty surrounding the lagging economic climate, the sales cycle substantially lengthened and a number of customer deals failed to close by quarter end. We remain committed to aggressively working with our prospective customers and closing these sales.
    "Although our third quarter performance was disappointing, we are pledged to reaching our goal of sustained profitability. We are making significant improvements in our execution of sales and marketing functions to meet objectives and will continue to strategically evaluate operations to reduce costs and improve margins," concluded DeBello.
    Mitek will announce financial results for the fiscal third quarter ended June 30, 2003, before the market opens on Tuesday, July 29, 2003.
    Following the release, Mitek Systems will host a conference call with a simultaneous Webcast at 11 a.m. Eastern (8 a.m. Pacific) to discuss the Company's fiscal third quarter 2003 operating performance. The conference call, featuring James B. DeBello, President and CEO and John M. Thornton, Chairman and CFO, can be accessed live via the Internet at www.miteksys.com or www.companyboardroom.com. Please go to either Web site at least fifteen minutes early to register, download, and install any necessary audio software.
    For those who cannot listen to the live broadcast, the Webcast replays will be available for 90 days, or an audio replay will be available through August 5, 2003, by calling 888-266-2086 (703-925-2435 for international callers) and entering the passcode 215456.

    About Mitek Systems

    Mitek Systems is a leading provider of check imaging software for financial institutions and an established global supplier of embedded software recognition engines. These engines process over 8 billion checks and other documents per year for a variety of OEM and reseller partners. Mitek helps reduce operating costs by automatically reading, classifying and processing high volumes of checks and documents. Our applications also help customers implement new image document Web services for Internet and intranet configurations. For more information about Mitek Systems, contact us at 14145 Danielson Street, Suite B, Poway, CA 92064; 858-513-4600 or visit our Web site at www.miteksys.com.

    Forward-Looking Statement Disclosure

    With the exception of historical matters, the matters discussed in this news release are forward-looking statements that involve risks and uncertainty. Forward-looking statements include, but are not limited to, the Company's expectations for revenue and earnings per share for the third fiscal quarter of 2003, anticipated third quarter gross margin, expense and earnings levels, and the ability to close transactions currently being negotiated. The Company's actual results could differ materially from such forward-looking statements as a result of various factors, including a general slowdown in the economy or new product introductions by competitors. There can be no assurance that the Company will achieve the results set forth herein. Please refer to the Company's reports filed with the Securities and Exchange Commission, for additional factors. These filings can be accessed over the Internet at http://www.sec.gov. Mitek and Mitek Systems are registered trademarks of Mitek Systems, Inc. All other product or company names may be trademarks or registered trademarks of their respective holders.

    CONTACT: Mitek Systems, Inc.
             John M. Thornton, 858-513-4600
               Chairman and CFO
                     or
             FRB/Weber Shandwick
             Linda Chien, 310-407-6547
               General Information
             Jocelyn Hunter, 415-248-3433
               Investor Contact